Exhibit 1
JOINT FILING AGREEMENT

The undersigned hereby agree, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, to file a joint statement on Schedule 13G and amendments thereto pertaining to their beneficial ownership of shares of common stock of Riviera Holdings Corporation.

This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

Dated: October 25, 2007
TRIPLE FIVE INVESTCO LLC

By: /s/ Syd Ghermezian
Name: Syd Ghermezian
Title: Manager

DOMINION FINANCIAL LLC

By: /s/ Syd Ghermezian
Name: Syd Ghermezian
Title: Manager

/s/ Syd Ghermezian
Name: Syd Ghermezian